UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2023 (January 25, 2023)

KNOW LABS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30262	90-0273142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Union Street, Suite 810, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206) 903-1351
(Registrant's telephone number, including area code)

 ___________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	KNW	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2023, Know Labs, Inc. (the “Company”) announced the appointment of the following officers.

Masanori King Takee, Chief Technology Officer, 43. Mr. Takee joined Know Labs in 2018 as one of the company’s first employees and brings 20 years of experience creating software for technology and healthcare startups. Mr. Takee has been a founding team member of five startups, including Cequint, Dwango, and TurboPatent, two of which remain operational today and three achieved a successful exit. In his new role, Mr. Takee will lead the company’s software engineering, artificial intelligence, and machine learning activities. One of his primary goals is to reinforce Know Labs competencies in data science, which are critical for refinement of the Bio-RFID algorithm and delivery of a final product that can be used for clinical trials and the FDA clearance application.

Leo Trautwein, Chief Commercial Officer, 41. Mr. Trautwein joined Know Labs in February of 2021. Mr. Trautwein has held the Chief Marketing Officer title since then and now transitions to Chief Commercial Officer. He has made significant contributions to Know Labs across multiple functions, in addition to marketing, such as corporate strategy, operations, and regulatory. In his 25-year-long multi-disciplinary career, he has served as a strategy consultant, general manager, and P&L leader with companies including Rivian Automotive, during its early prototype and commercialization stages, as well as Jarden Corporation and Vista Outdoor, Inc. In his new capacity, Mr. Trautwein will work alongside Erickson on the day-to-day management of Know Labs to ensure the appropriate initiatives are being executed to bring Bio-RFID through FDA clearance and commercialization.

Jessica English, Chief Marketing Officer, 37. Ms. English joins the Know Labs team as Chief Marketing Officer. She will lead the company’s marketing and communications efforts in preparation for a commercial launch. Ms. English brings more than 15 years of experience leading brand, marketing, and communications strategy for companies across a full range of life stages and industries, including Health Technology, SaaS, and Gaming. Previously, she was the Vice President of Brand at Oura, a leading health wearable technology company, where she created an identity, position, and integrated marketing strategy, in addition to building the company’s standing in the scientific and research communities. Before Oura, Ms. English led the first brand marketing efforts for Dropbox and supported the company’s entrance into the public market. She most recently served as Vice President of Marketing at NZXT, a PC gaming hardware company, leading its entrance into new product categories and building a competitive position for the brand.

The Employment Agreement for Jessica English will be attached as exhibits to the Company’s Form 10-Q for the three months ended December 31, 2022.

Each of the Mr. Takee, Mr. Trautwein, and Ms. English (collectively, the “Officers”) was appointed to serve until his/her successor is duly elected and qualified. There are no family relationships among the Officers and the Company’s existing directors and officers. There are no arrangements or understandings between the Officers and any other persons pursuant to which he/she was selected. There has been no transaction, nor is there any currently proposed transaction, between the Officers and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated January 27, 2023. Filed herewith.

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SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2023	KNOW LABS, INC.

/s/ Ronald P. Erickson
Name: Ronald P. Erickson
Title: Chief Executive Officer

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